EXHIBIT 5

               [Letterhead of Blackwell Sanders Peper Martin LLP]




                                  May 19, 1999




Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211

Gentlemen:

     We refer to the Registration Statement of Gold Banc Corporation, Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 500,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), to be issued under the Gold Banc Corporation, Inc. 1996 Equity Compensation Plan (the "Plan").

     In connection with the foregoing, we are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents, other instrucments and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     Based upon and subject to the foregoing, it is our opinion that the 500,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when issued and sold by the Company in accordance with the Plan and related award agreements, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                      Very truly yours,



                                   /s/ Blackwell Sanders Peper Martin LLP